CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust:

We consent to the use of our report dated October 8, 2019, with respect to the financial statements for the Putnam Emerging Markets Equity Fund, a series of the Putnam Funds Trust, as of August 31, 2019, incorporated herein by reference and to the reference to our firm under the headings “Agreement” in the Prospectus/Proxy Statement and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston Massachusetts
January 10, 2020